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                                                                   Exhibit 99.01



         Beginning in January 1997, sixteen purported class actions and one multi-party action were commenced in various courts against certain subsidiaries of the Company, dozens of other insurers and the National Council on Compensation Insurance ("NCCI"). The allegations in the actions are substantially similar. The plaintiffs generally allege that the defendants conspired to collect excessive or improper premiums on certain loss-sensitive workers' compensation insurance policies in violation of state insurance laws, antitrust laws, and state unfair trade practices laws. Plaintiffs seek unspecified monetary damages. Actions have been commenced in the following jurisdictions: Georgia (El Chico Restaurants, Inc. v. The Aetna Casualty and Surety Company, et al. and FFE Transportation Services, Inc. et al. v. NCCI, et al.); Tennessee (El Chico Restaurants, Inc. v. The Aetna Casualty and Surety Company, et al.); Florida (Bristol Hotel Management Corp., et al. v. The Aetna Casualty and Surety Company, et al.); New Jersey (Foodarama Supermarkets, Inc., et al. v. The Aetna Casualty and Surety Company, et al.); Illinois (Hill-Behan Lumber Co v. Hartford Insurance Co. et al. and CR/PL Management Co., et al. v. Allianz Insurance Company Group, et al.); Pennsylvania (Foodarama Supermarkets, Inc. v. The Aetna Casualty and Surety Company, et al.); Missouri (Hill-Behan Lumber Corp., et al. v. Hartford Insurance Co., et al.); California (Dal-Tile Corp., et al. v. NCCI, et al.); Texas (Sandwich Chef of Texas, Inc., et al. v. Reliance National Insurance Company, et al.); Alabama (Alumax Inc., et al. v. Allianz Insurance Company, et al.); Michigan (American Association of Retired Persons, et al. v. National Surety Corp., et al.); Kentucky (Payless Cashways, Inc. et al. v. National Surety Corp. et al.); New York (Burnham Service Corp. v. NCCI, et al.); and Arizona (Albany International Corp. v. American National Fire Insurance Company, et al.). The Company has vigorously defended all of these cases, and intends to continue doing so.



        The trial courts have ordered partial dismissals of ten of these cases: those pending in Tennessee, Florida, New Jersey, Illinois (both cases), Pennsylvania, Missouri, Alabama, New York and Arizona. The trial courts in Texas and Michigan have denied defendants' motions to dismiss. Interlocutory appeals are pending from the trial courts' rulings in New York and Michigan. In January 2000, the Pennsylvania court denied class certification and the California court granted all defendants' demurrers and subsequently dismissed the complaint with prejudice.